Exhibit 99.1

Revlon Reports Fourth Quarter and Full Year 2007 Results

Full Year Adjusted EBITDA of $224.5 Million

Full Year Results Positively Impacted by Increases in Net Sales, Benefits from Restructuring Actions and Ongoing Cost Controls

Continues to Focus on Building the Revlon Brand and Driving Towards Profitable Sales Growth and Positive Free Cash Flow

NEW YORK--(BUSINESS WIRE)--Revlon, Inc. (NYSE: REV) today announced results for the fourth quarter and full year ended December 31, 2007.

Full year 2007 financial highlights, compared to last year:

  Net sales increased to $1,400.1 million from $1,331.4 million.
  Operating income increased to $121.0 million, compared to an operating loss of $50.2 million.
  Net loss was $16.1 million, or $0.03 per diluted share, compared to a net loss of $251.3 million, or $0.60 per diluted share.
  Adjusted EBITDA1 was $224.5 million (which was reduced by $7.3 million of restructuring expenses), compared to $78.2 million in 2006 (which was reduced by $122.9 million related to Vital Radiance, executive severance and restructuring expenses).
  In the full year 2006, Vital Radiance, executive severance and restructuring expenses collectively reduced net sales by $19.7 million and unfavorably affected operating income and net loss by $145.1 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, David Kennedy, said, “We are executing our strategy and our financial results in 2007 were our best in many years. We generated $224.5 million in Adjusted EBITDA and our negative free cash flow2 was $13.8 million. Our improved financial performance was driven by increased net sales, continued benefits from our restructuring actions and ongoing control of our costs. We fully recognize the need to further improve our performance, and enter 2008 with a continued focus on increasing the value of our Company by building the Revlon brand and driving towards both profitable sales growth and positive free cash flow.”

Fourth Quarter 2007 Results

Net sales in the fourth quarter of 2007 increased 1.0% to $382.6 million, compared to net sales of $378.9 million in the fourth quarter of 2006. Excluding the impact of foreign currency fluctuations, net sales in the fourth quarter decreased 2.6% versus year-ago. Fourth quarter 2006 net sales were reduced by $4.4 million from Vital Radiance.

In the United States, net sales in the fourth quarter of 2007 decreased 5.0% to $215.8 million, compared to net sales of $227.1 million in the fourth quarter of 2006. Fourth quarter 2006 net sales were reduced by $4.7 million from Vital Radiance. Excluding the impact of Vital Radiance, the decrease in net sales was driven by a higher sales returns expense (primarily related to anticipated product discontinuances in advance of new product launches throughout 2008) and lower shipments of beauty care (primarily in women’s hair color, as a result of the launch of Revlon Colorist in the fourth quarter of 2006), partially offset by higher shipments of color cosmetics (primarily related to first half 2008 new product launches).

In the Company’s international operations, net sales in the fourth quarter of 2007 increased 9.9% to $166.8 million, compared to net sales of $151.8 million in the fourth quarter of 2006. Excluding the effect of foreign currency fluctuations, net sales in the fourth quarter of 2007 increased 1.0% compared to the same period last year. These results reflected higher net sales in the Asia Pacific and Europe regions, partially offset by lower net sales in the Latin America region. In the fourth quarter of 2007, international operating profits and margins continued to improve compared to the same period last year.

Operating income was $80.4 million in the fourth quarter of 2007, versus operating income of $70.1 million in the fourth quarter of 2006. Net income in the fourth quarter of 2007 was $40.8 million, or $0.08 per diluted share, compared with a net loss of $5.5 million, or $0.01 per diluted share, in the fourth quarter of 2006. Adjusted EBITDA in the fourth quarter of 2007 was $106.3 million, compared to an Adjusted EBITDA of $108.2 million in the same period last year. In the fourth quarter 2006, Vital Radiance and restructuring expenses unfavorably affected the Company’s operating income and net loss by $20.8 million and Adjusted EBITDA by $9.7 million. The fourth quarter of 2007 included restructuring expenses of $0.4 million. Excluding the impact of these items, the decreases in operating income and Adjusted EBITDA were largely attributable to increased brand support and higher performance-based incentive compensation. Net income was reduced by the same factors that affected Operating Income and Adjusted EBITDA. Net income in the fourth quarter of 2006 included a charge of $23.1 million related to the early extinguishment of debt.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled in the case of Adjusted EBITDA to net income/(loss) and in the case of free cash flow to net cash provided by (used in) operating activities, the most directly comparable GAAP measures, in the accompanying financial tables.

Full Year 2007 Results

Net sales in the full year 2007 advanced 5.2% to $1,400.1 million, compared to net sales of $1,331.4 million in the full year 2006. Excluding the effect of foreign currency fluctuations, net sales in the full year increased 3.2% versus year-ago. Net sales in the full year 2006 were reduced by $19.7 million from Vital Radiance.

In the United States, net sales in the full year 2007 increased 5.1% to $804.2 million, compared to net sales of $764.9 million in the full year 2006. Net sales in the United States in the full year 2006 were reduced by $20.2 million from Vital Radiance. Excluding the impact of Vital Radiance, the increase in net sales was due to higher shipments of beauty care products (primarily women’s hair color) and Almay color cosmetics, partially offset by lower shipments of Revlon color cosmetics.

In the Company’s international operations, net sales in the full year 2007 increased 5.2% to $595.9 million, compared to net sales of $566.5 million in the full year 2006. Excluding the impact of foreign currency fluctuations, international net sales in the full year 2007 advanced 0.6% versus year-ago, reflecting increased net sales in the Asia Pacific region, flat net sales in Latin America and lower net sales in the Europe region, primarily in Canada. Net sales in the full year 2006 in Canada included the positive effect of certain promotional programs in color cosmetics which, for the most part, did not recur in 2007. In the full year 2007, international operating profits and margins continued to improve compared to last year.

Operating income was $121.0 million in the full year 2007, versus an operating loss of $50.2 million in the full year 2006. Net loss in the full year 2007 was $16.1 million, or $0.03 per diluted share, compared to a net loss of $251.3 million, or $0.60 per diluted share in the full year 2006. Adjusted EBITDA in the full year 2007 was $224.5 million, compared to an Adjusted EBITDA of $78.2 million last year. In the full year 2006, Vital Radiance, executive severance and restructuring expenses unfavorably affected the Company’s operating income and net loss by $145.1 million and Adjusted EBITDA by $122.9 million. Results for the full year 2007 included restructuring expenses of $7.3 million. Excluding the impact of these items, the improvements in operating income, net loss and Adjusted EBITDA were driven by net sales increases, continued benefits from restructuring actions and ongoing cost controls.

Cash flow provided by operating activities in the full year 2007 was $3.8 million, compared to cash flow used in operating activities of $138.7 million in the full year 2006. This improvement was primarily due to a lower net loss and decreased permanent display spending, partially offset by changes in net working capital.

U. S. Share Results3

In terms of U.S. mass retail share performance, according to ACNielsen, the color cosmetics category was unchanged in the fourth quarter 2007 compared to the same period last year and increased 0.3% for the full year 2007 compared to the same period last year. U.S. mass retail share for the Revlon, Almay and Vital Radiance (which was discontinued in September 2006) color cosmetics brands, and for women’s hair color, anti-perspirants and deodorants, and beauty tools for the fourth quarter and full year 2007 are summarized in the table below:

	$ Share %
			Point Change
Fourth Quarter	Q4 2007	Q4 2006

Total Company Color Cosmetics	18.0	20.3	-2.3
Revlon Brand	12.5	13.0	-0.5
Almay Brand	5.5	5.9	-0.4
Vital Radiance Brand	0.0	1.4	-1.4
Total Company Women’s Hair Color	11.9	9.6	2.3
Total Company Anti-perspirants / deodorants	5.6	6.1	-0.5
Revlon Beauty Tools	21.1	24.9	-3.8

	$ Share %
			Point Change
Full Year	FY 2007	FY 2006

Total Company Color Cosmetics	19.2	21.5	-2.3
Revlon Brand	13.0	14.0	-1.0
Almay Brand	6.0	6.2	-0.2
Vital Radiance Brand	0.2	1.2	-1.0
Total Company Women’s Hair Color	11.2	9.2	2.0
Total Company Anti-perspirants / deodorants	5.9	6.2	-0.3
Revlon Beauty Tools	23.6	26.1	-2.5

Commenting on the Company’s mass retail share results, Mr. Kennedy said, “Since the fourth quarter of 2006, the Revlon brand has maintained an approximate 13% dollar share each quarter. In the fourth quarter 2007, Revlon’s positive performance in the eye and lip categories were offset by declines in the face and nail categories. Revlon’s positive performance in the eye category was driven primarily by the Revlon Limited Edition eye collection, Luxurious Color eyeliner and 3D Extreme mascara, which were all launched in 2007. Revlon’s positive performance in the lip category was primarily driven by Revlon Renewist, which was also launched in 2007. In the fourth quarter 2007, Almay’s positive performance in the face category was offset by declines in the lip and eye categories. Almay’s positive performance in the face category was driven by Smart Shade makeup, and by its new line extensions, Smart Shade blush and bronzer. In the fourth quarter and full year 2007, we continued to support our existing brands worldwide with increased dollar spending versus last year.”

2008 New Products

Revlon is focused on building and leveraging its strong brands and believes that consistent development and marketing of innovative new products is a key driver for building brand equity and profitable growth. Throughout 2008, the Company is introducing an extensive new lineup of products for Revlon and Almay color cosmetics. These product launches include differentiated and unique offerings for the mass retail channel, innovations in products and packaging, new technologies and extensions within the Revlon and Almay power franchises. The Company intends to continue its strategy of supporting new products with advertising and promotions, at competitive levels, using its talented spokesmodels.

Company Strategy

In conclusion, Mr. Kennedy said, “We continue to execute our strategy.

(1) Building and leveraging our strong brands – we are developing and sustaining an innovative pipeline of new products and managing our product portfolio with the objective of profitable sales growth over time. Throughout 2007 we launched several exciting new products in our core brands and are supporting these launches at competitive levels. In addition, we are introducing a strong new product offering in the first half and second half of 2008;

(2) Improving the execution of our strategies and plans, and providing for continued improvement in our organizational capability through enabling and developing our employees – during 2007 we strengthened our U.S. marketing and sales organization with the creation of our U.S. region and recruited talented and experienced executives in marketing, product development and sales. We provided for a broad-based restricted stock grant to incent and retain key employees;

(3) Continuing to strengthen our international business - we continue to strengthen our international business by leveraging our U.S.-based Revlon and Almay brand marketing, as well as our strong regional brands. In fourth quarter and full year 2007, international operating profits and margins continued to improve compared to the same periods last year;

(4) Improving our operating profit margins and cash flow - we are focused on driving towards profitable sales growth and positive free cash flow. In addition, we expect continuing, sustainable benefits from our restructuring actions and ongoing cost controls; and

(5) Improving our capital structure – On February 1, 2008, we refinanced the remaining balance of our 8 5/8% senior subordinated notes with a $170 million senior subordinated term loan from MacAndrew & Forbes.”

Conference Call

The Company will host a conference call with members of the investment community on February 28, 2008 at 9:30 AM EST to discuss fourth quarter and full year 2007 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirants/deodorants and personal care products company. The Company’s vision is to deliver the promise of beauty through creating and developing the most consumer-preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, Mitchum®, Charlie®, Bozzano®, Gatineau® and Ultima II®.

Footnotes to Press Release

1 Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income/(loss), its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

2 Free cash flow is a non-GAAP measure that is reconciled to net cash provided by (used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Management uses free cash flow to evaluate its business and financial performance and overall liquidity and in strategic planning. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same results that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

3 All mass retail share and consumption data is U.S. mass-retail dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers, as well as prestige, department stores, door-to-door, internet, television shopping, specialty stores, perfumeries and other outlets, all of which are channels for cosmetics sales. This data represents approximately two-thirds of the Company’s U.S. mass-retail dollar volume. Such data represent ACNielsen’s estimates based upon mass retail sample data gathered by ACNielsen and are therefore subject to some degree of variance and may contain slight rounding differences.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's beliefs, expectations, plans, focus on and/or drive towards: (i) entering 2008 with a continued focus on increasing the value of our Company by building the Revlon brand and driving towards both profitable sales growth and positive free cash flow; (ii) the launch of new products, including that consistent development and marketing of innovative new products is a key driver for building brand equity and profitable growth, that for 2008 we will introduce an extensive new lineup of products for Revlon and Almay color cosmetics, including differentiated and unique offerings for the mass retail channel, innovations in products and packaging, new technologies and extensions within the Revlon and Almay power franchises and our intentions to continue our strategy of supporting new products with advertising and promotions, at competitive levels, using our talented spokesmodels; and (iii) continuing to execute our business strategy, including by--(a) building and leveraging our strong brands, including our plans to develop and sustain an innovative pipeline of new products and manage our product portfolio with the objective of profitable sales growth over time and to introduce a strong new product offering in the first half and second half of 2008; (b) improving the execution of our strategies and plans and providing for continued improvement in our organizational capability through enabling and developing our employees, including our belief that we strengthened our U.S. marketing and sales organization with the creation of our new U.S. region and recruiting talented and experienced executives in marketing, product development and sales; (c) continuing to strengthen our international business, including by leveraging our U.S.-based Revlon and Almay brand marketing, as well as our strong regional brands; (d) improving our operating profit margins and cash flow, including our being focused on driving towards profitable sales growth and positive free cash flow, as well as our realizing continuing, sustainable benefits from our restructuring actions and ongoing cost controls; and (e) improving our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2007 Annual Report on Form 10-K which we will file with the SEC in March 2008 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we will file with the SEC during 2008 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including difficulties, delays, unanticipated costs or our inability: (i) to increase the value of our Company by building the Revlon brand and driving towards both profitable sales growth and positive free cash flow, including less than anticipated profitable sales growth and/or positive free cash flow growth, such as due to lower than anticipated revenues, less than anticipated shipments, including due to less than anticipated acceptance of our new products by consumers and/or retail customers, as well as more than anticipated returns and/or higher than expected expenses, financing costs or investments, as well as actions by our retail customers impacting our sales and financial performance, including in response to decreased consumer spending in response to weak economic conditions or weakness in the category, retailer inventory management, retailer space reconfigurations and/or reductions in retailer display space, changes in consumer preferences, such as reduced consumer demand for our products, changes in consumer purchasing habits, including with respect to shopping channels, changes in the competitive environment and actions by our competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and/or marketing and promotional successes; (ii) to develop and launch new products, such as due to less than effective new product development or less than expected acceptance of our new products by consumers and/or retail customers and/or less than expected levels of support for our new product launches; and/or (iii) to continue to execute on our business strategy, such as (a) less than expected growth of our brands, such as due to less than expected acceptance of our new or existing products under these brands by consumers and/or retail customers; (b) difficulties, delays or the inability to improve the execution of our strategies and plans and/or organizational capability through enabling and developing our employees, including less than expected benefits from our U.S. region organizational changes, such as less than anticipated growth or profitability in our U.S. business; (c) our inability to continue to strengthen our international business, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our regional and/or multi-national brands; (d) our inability to improve our operating profit margins and cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our restructuring actions and/or ongoing cost controls; and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (dollars in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)
Net sales	$382.6	$378.9	$1,400.1	$1,331.4
Cost of sales	144.6	141.3	522.9	545.5
Gross profit	238.0	237.6	877.2	785.9
Selling, general and administrative expenses	157.2	163.4	748.9	808.7
Restructuring costs and other, net	0.4	4.1	7.3	27.4

Operating income (loss)	80.4	70.1	121.0	(50.2)

Other expenses (income):
Interest expense	34.4	39.4	136.3	148.8
Interest income	(0.3)	(0.1)	(2.0)	(1.1)
Amortization of debt issuance costs	1.0	1.9	3.3	7.5
Foreign currency (gains) losses, net	(2.4)	(0.1)	(6.8)	(1.5)
Loss on early extinguishment of debt	-	23.1	0.1	23.5
Miscellaneous, net	0.5	3.3	(1.8)	3.8
Other expenses, net	33.2	67.5	129.1	181.0

Income (loss) before income taxes	47.2	2.6	(8.1)	(231.2)

Provision for income taxes	6.4	8.1	8.0	20.1

Net income (loss)	$40.8	$(5.5)	$(16.1)	$(251.3)

Basic net income (loss) per common share	$0.08	$(0.01)	$(0.03)	$(0.60)

Diluted net income (loss) per common share	$0.08	$(0.01)	$(0.03)	$(0.60)

Weighted average number of common shares outstanding:
Basic	510,846,244	414,100,845	504,372,640	417,054,291
Diluted	511,078,594	414,100,845	504,372,640	417,054,291

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
ASSETS	2007	2006

Current assets:
Cash and cash equivalents	$46.8	$35.4
Trade receivables, net	202.7	207.8
Inventories	169.1	186.5
Prepaid expenses and other	52.6	58.3
Total current assets	471.2	488.0
Property, plant and equipment, net	113.7	115.3
Other assets	118.2	142.4
Goodwill, net	186.2	186.2
Total assets	$889.3	$931.9

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Short-term borrowings	$2.1	$9.6
Current portion of long-term debt	6.5	-
Accounts payable	89.7	95.1
Accrued expenses and other	250.4	272.5
Total current liabilities	348.7	377.2
Long-term debt	1,432.4	1,501.8
Long-term pension and other post-retirement plan liabilities	112.4	175.7
Other long-term liabilities	77.8	107.0
Total stockholders' deficiency	(1,082.0)	(1,229.8)
Total liabilities and stockholders' deficiency	$889.3	$931.9

REVLON, INC. AND SUBSIDIARIES
UNAUDITED ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Reconciliation to net income (loss):

Net income (loss)	$40.8	$(5.5)	$(16.1)	$(251.3)

Interest expense, net	34.1	39.3	134.3	147.7
Amortization of debt issuance costs	1.0	1.9	3.3	7.5
Foreign currency gains, net	(2.4)	(0.1)	(6.8)	(1.5)
(Gain) loss on early extinguishment of debt	-	23.1	0.1	23.5
Miscellaneous, net	0.5	3.3	(1.8)	3.8
Provision for income taxes	6.4	8.1	8.0	20.1
Depreciation and amortization	25.9	38.1	103.5	128.4

Adjusted EBITDA	$106.3	$108.2	$224.5	$78.2

REVLON, INC. AND SUBSIDIARIES
UNAUDITED FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Year Ended
	December 31,
	2007	2006
	(Unaudited)
Reconciliation to net cash provided by (used in) operating activities:
Cash Provided By (Used in) Operating Activities	$3.8	$(138.7)
Less Capital Expenditures	(20.0)	(22.4)
Plus Proceeds from the Sale of certain Assets	2.4	-
Free Cash Flow	$(13.8)	$(161.1)

CONTACT:
Revlon, Inc.
Abbe F. Goldstein, CFA, 212-527-6465